UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2009

Farmer Bros. Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-1375	95-0725980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20333 South Normandie Avenue, Torrance, California	90502
(Address of Principal Executive Offices)	(Zip Code)

(310) 787-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2010 Executive Officer Base Salaries

On October 1, 2009, the Compensation Committee of the Board of Directors of Farmer Bros. Co., a Delaware corporation (the “Company”), approved base salaries for the Company’s executive officers for the fiscal year ending June 30, 2010, as follows:  $425,000 for Roger M. Laverty III, Chief Executive Officer and President; $314,000 for Drew H. Webb, Executive Vice President and Chief Operating Officer; $299,000 for John E. Simmons, Treasurer and CFO; $250,000 for Heidi L. Modaro, Vice President Sales and Operations, Coffee & Tea; and $180,000 for Hortensia R. Gόmez, Vice President & Controller.  Base salaries for the foregoing executive officers remain unchanged from fiscal 2009 levels with the exception of Mr. Laverty, who received an increase in base salary of $35,000, or approximately 9%.  The Compensation Committee concluded that this adjustment was necessary to bring Mr. Laverty’s base salary to a level nearer to median CEO base salaries of the Company’s peer group.

Fiscal 2009 Executive Officer Bonus Awards

On October 1, 2009, the Compensation Committee approved executive officer bonus awards for the fiscal year ended June 30, 2009.  In light of the then pending acquisition of the DSD coffee business from Sara Lee Corporation (the “DSD Acquisition”), the Compensation Committee determined not to establish bonus targets under the Farmer Bros. Co. 2005 Incentive Plan for fiscal 2009 during the first quarter of fiscal 2009. Instead, upon completion of the DSD Acquisition, the Compensation Committee determined that it was advisable to award discretionary bonuses to the Company’s executive officers outside the Incentive Plan for fiscal 2009 in recognition of their efforts in the successful consummation of the DSD Acquisition and related integration efforts, and their respective contributions to the Company’s fiscal 2009 organic growth after taking into account certain non-recurring expenses associated with the DSD Acquisition and the relocation of the Company’s specialty coffee operations to a new facility in Portland, Oregon.  Based on the foregoing, the Compensation Committee awarded discretionary fiscal 2009 bonuses as follows: $234,000 for Roger M. Laverty III, Chief Executive Officer and President; $140,000 for Drew H. Webb, Executive Vice President and Chief Operating Officer; and $135,000 for John E. Simmons, Treasurer and CFO. Due to his retirement as Vice President, Sales in fiscal 2009, Michael J. King did not receive a bonus.

In addition to the foregoing executive officer bonuses, pursuant to the terms of her Employment Agreement, Heidi L. Modaro received a discretionary bonus of $30,000 for fiscal 2009 in lieu of any bonus under the Incentive Plan.

Ms. Gόmez was not a participant in the Incentive Plan for fiscal 2009. In light of her promotion and contributions to the success of the Company in fiscal 2009, the Compensation Committee awarded her a discretionary bonus for fiscal 2009 of $40,000.

Fiscal 2010 Executive Officer Target Bonus Awards

On October 1, 2009, the Compensation Committee designated Messrs. Laverty, Webb and Simmons and Mesdames Modaro and Gόmez as participants in the Incentive Plan for fiscal 2010.  The Compensation Committee established target incentive compensation awards, as a percentage of base salary, for fiscal 2010, as follows: 75% for Roger M. Laverty III, Chief Executive Officer and President; 55% for Drew H. Webb, Executive Vice President and Chief Operating Officer; 55% for John E. Simmons, Treasurer and CFO; 45% for Heidi L. Modaro, Vice President Sales and Operations, Coffee & Tea; and 25% for Hortensia R. Gόmez, Vice President & Controller. When combined with fiscal 2010 base salaries, the foregoing target awards result in total cash compensation between the 25th percentile and median of the Company’s peer group for the executive officers, with the exception of Mr. Laverty, whose total cash compensation remains below the 25th percentile of the Company’s peer group. The corporate and individual target levels for fiscal 2010 are expected to be established during the second quarter of fiscal 2010.

Clawback Policy

On October 1, 2009, the Compensation Committee adopted a clawback policy applicable to the Company’s executive officers.  Under this policy, in the event of a material restatement of the Company’s financial results, the Board of Directors, or the appropriate committee thereof, may seek to recover for the benefit of the Company all or a portion of any bonuses or incentive compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement if such bonuses or incentive compensation would have been lower had they been calculated based on such restated results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 6, 2009

FARMER BROS. CO.

By:	/S/ JOHN E. SIMMONS
Name: John E. Simmons
Title: Treasurer, Chief Financial Officer